Certificate of Establishment and Designation of Class R-5E Shares

for

American Funds Global High-Income Opportunities Fund

The trustees, constituting at least a majority of the trustees of American Funds Global High-Income Opportunities Fund, a Delaware statutory trust (the “Trust”), have established and designated pursuant to Section 2.6 of the Agreement and Declaration of Trust of the Trust dated May 25, 2012, as amended to date (the “Declaration”), a Class of shares of the Trust to be known as Class R-5E Shares (the “Designated Class”).

1. Rights, Preferences and Characteristics. The Designated Class shall have the relative rights, preferences and characteristics described in the Declaration and the Trust’s then currently effective registration statement under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the Designated Class. Any rights, preferences, qualifications, limitations and restrictions with respect to Classes generally that are set forth in the Declaration shall apply to the Designated Class unless otherwise specified in the Registration Statement, in which case those specified in the Registration Statement shall control.

2. Authorization of Officers. The trustees have authorized and directed the officers of the Trust to take or cause to be taken any and all actions, to execute and deliver any and all certificates, instructions, requests or other instruments, make such payments and to do any and all things that in their discretion may be necessary or advisable to effect the matters referenced herein and as may be necessary or advisable for the conduct of the business of the Trust.

3. Incorporation of Defined Terms. Capitalized terms which are not defined herein shall have the meaning ascribed to those terms in the Declaration.

IN WITNESS WHEREOF, the Secretary of the Trust hereby certifies and acknowledges that the amendment herein was duly adopted by the Trustees of the Fund on September 2, 2015 in a manner provided by the Fund’s Declaration of Trust.

American Funds Global High-Income Opportunities Fund

/s/ Steven I. Koszalka___________

Steven I. Koszalka

Secretary